August 28, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by
Capital Growth Portfolio (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Capital Growth
Portfolio dated August 28, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP

















On August 6, 2007,
PricewaterhouseCoopers LLP, resigned in
the ordinary course as the Portfolio's
independent registered public accountants.

The reports of PricewaterhouseCoopers LLP on the Portfolio's financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with PricewaterhouseCoopers
LLP during the Portfolio's two most recent fiscal years and through August 6, 2007 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers
LLP, would have caused them to make
reference thereto in their reports on the Portfolio's financial statements for such years, and there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.

At a meeting held on August 6, 2007, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Portfolio approved Deloitte & Touche LLP as the Portfolio's independent registered public accounting firm for the fiscal year ending December 31, 2007. To the best of the Portfolio's knowledge, for the fiscal years ended December 31, 2006 and December 31, 2005, and through August 6,
2007, the Portfolio did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolio's financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).